EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Uniservice Agreement") is entered into by and among UNISERVICE CORPORATION, a Florida corporation ("Uniservice"), INVERSIONES E INMOBILIARIA KYOTO LIMITADA, a Chilean limited partnership which is controlled, directly or indirectly by Ricardo Vilensky, an individual currently residing in Santiago, Chile (collectively "Kyoto") and Kentucky Foods Chile S.A. ("KyF Chile") as of the ____ day of _____, 1998, but which Uniservice Agreement shall be effective as of the effective date of the registration statement on Form SB-2 as followed by Uniservice with the Securities and Exchange Commission ("Effective Date"). (Uniservice, Kyoto, and KyF Chile sometimes individually referred to as "Party" and collectively as "Parties").

                                    RECITALS

         A. Uniservice is a corporation duly organized and existing under the laws of the State of Florida and located in Palm Beach County, Florida, having been incorporated November 21, 1997 and having authorized capital stock consisting of thirty million (30,000,000) shares of Common Stock par value $.0001, of which Twenty Million (20,000,000) shares are designated as Class A Voting Common Stock and Two Million (2,000,000) shares are designated as Class B Voting Common Stock ("Class B Common Stock")

         B. Kyoto wishes to purchase 1,399,900 shares of Class B Common Stock for $2.2 million, pursuant to the terms and conditions of this Uniservice Agreement.

         C. The laws of the State of Florida and the Country of Chile permit Kyoto to purchase the shares of Class B Common Stock for $2.2 million, subject to the terms and conditions set forth in this Uniservice Agreement.

         D. Contemporaneously with the execution of this Uniservice Agreement, Uniservice shall enter into a stock purchase agreement ("Kyoto Agreement") with Kyoto and KyF Chile whereby as of the Effective Date, Uniservice shall purchase 54,216 shares of KyF Chile which are owned by Kyoto ("Kyoto Shares") for $2.2 million, which Kyoto Agreement shall be in substantially the same form as this Uniservice Agreement, and which Kyoto Agreement is attached hereto as Exhibit A.

         E. The Parties acknowledge and agree that the sole purpose for entering into the Uniservice Agreement and the Kyoto Agreement in this manner is to comply with the rules and regulations governing foreign investments in Chile, as promulgated by the Central Bank of Chile and but for these requirements, the Parties would have entered into a share exchange agreement whereby Uniservice would have exchanged 1,399,900 shares of Class B Common Stock for 54,216 Kyoto Shares. It is the Parties' intention


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that the Uniservice Agreement and the Kyoto Agreement be effective contemporaneously as of the Effective Date.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants herein contained, as of the "Effective Date," as hereinafter defined, it is agreed that Uniservice shall purchase the shares of Class B Common Stock for $2.2 million, subject to the terms and conditions set forth and the mode of carrying it into effect are and shall be as follows:

         1. RECITALS. The above recitals are true, correct and are herein incorporated by reference.

         2. PURCHASE OF SHARES.

                  a. Uniservice hereby agrees to transfer to Kyoto at the closing referred to in Section 3 below the 1,399,900 shares of Class B Common Stock for $2.2 million, and Uniservice agrees to deliver to Kyoto a certificate representing the 1,399,900 shares of Class B Common Stock. All certificates to be delivered at the closing by the parties hereto shall be in negotiable form, subject to any lock-up agreements and other restrictions pursuant to Federal and state securities laws and contractual agreements with certain persons and Uniservice's representative of the underwriters, including but not limited to, Rule 144 of the Securities Act of 1933, as amended or as applicable.

                  b. Notwithstanding anything else to the contrary contained herein, contemporaneously with the closing contemplated herein, Uniservice, KyF Chile, and Kyoto shall enter into the Kyoto Agreement.

         3. CLOSING DATE. The "Closing Date" shall be the effective date of Uniservice's registration statement on Form SB-2 filed with the Securities and Exchange Commission.

         4. REPRESENTATIONS OF UNISERVICE. Uniservice hereby represents and warrants that:

                  (a) Uniservice is validly organized, existing and in good standing under the laws of the State of Florida. Upon information and belief, there are no outstanding options, contracts, calls, commitments or demands of any character relating to the authorized but unissued stock of Uniservice.

                  (b) The shares of Class B Common Stock to be sold at the closing are validly issued, fully paid and non-assessable.

                  (c) Except as otherwise previously disclosed to Kyoto by Uniservice, there has been no material adverse change in the condition of Uniservice since the date


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of the financial statements previously provided to Kyoto. To the best of
Uniservice's knowledge, the only changes in the financial condition of Uniservice since said date are those arising from the normal and regular conduct of the business of Uniservice.

                  (d) Except as otherwise previously disclosed to Kyoto by Uniservice, to the best of Uniservice's knowledge, there is no litigation, governmental proceeding or investigation threatened or in prospect against Uniservice or relating to any of the interest to be transferred hereunder which could materially affect Kyoto.

                  (e) Except as otherwise previously disclosed to Kyoto by Uniservice, to the best of Uniservice's knowledge, Uniservice has no bonus, deferred compensation, profit-sharing, pension or retirement arrangements, whether or not legally binding, nor is it presently paying any pension, deferred compensation or retirement allowance which has not otherwise been disclosed to Kyoto.

                  (f) The statements made and information given to Kyoto concerning UniService and the transactions covered by this Agreement are true and accurate and no material fact has been withheld from Kyoto.

                  (g) Uniservice has no knowledge of any developments or threatened developments of a nature that would be materially adverse to the business of Uniservice.

                  (h) Subject to the lock-up requirements previously discussed to Kyoto and as set forth in the Registration Statement, the shares of Class B Common Stock to be transferred by Uniservice to Kyoto hereunder are free and clear of all voting trusts, agreements, arrangements, encumbrances, liens, claims, equities and liabilities of every nature and Uniservice is conveying clear and unencumbered title thereto to Kyoto.

                  (i) There are no agreements to which Uniservice is a party nor does Uniservice know of any other agreements that in any way materially restrict or impinge upon the business of Uniservice or the benefit of which Uniservice requires or presently has in its business.

         5. REPRESENTATIONS OF KYOTO. Kyoto hereby makes the following representations and warranties to Uniservice, each of which is true as of the date hereof and will be true as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date:

                  (a) Kyoto is a corporation duly organized and existing under and by virtue of the laws of the Country of Chile, and is in good standing under the laws thereof.

                  (b) The execution and delivery of this Agreement by Kyoto and the performance by Kyoto of its covenants and undertakings hereunder have been duly authorized by all requisite corporate action, and Kyoto has the corporate power and


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authority to enter into this Agreement and to perform the covenants and undertakings to be performed by it hereunder.

                  (c) Neither the execution nor the delivery of this Agreement, nor the consummation of the transaction herein contemplated, nor compliance with the terms hereof, will conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or the Bylaws of Uniservice as amended, or any agreement or instrument to which Kyoto is now a party.

                  (d) Kyoto is acquiring Uniservice's stock for its own account and for investment and not with the view to the distribution or resale of any thereof.

         6. INVESTMENT PURPOSE. Kyoto represents that it is acquiring the shares of Uniservice Common Stock to be delivered at the closing solely for investment and not for distribution or resale.

         7. NOTICES. Any notice or communication necessary or desirable hereunder shall be considered sufficient and delivery thereof shall be deemed complete if delivered in person or mailed by registered mail on the part of

Uniservice to:

                           Uniservice Corporation
                           1900 Glades Road, Suite 351
                           Boca Raton, Florida  33431

and to Kyoto and Ricardo Vilensky, as follows:

                           Inversiones e Inmobiliaria Kyoto Limitada
                           1900 Glades Road, Suite 351
                           Boca Raton, Florida 33431
                           Attn: Ricardo Vilensky

and to KyF Chile as follows:

                           Kentucky Foods Chile S.A.
                           Carmencita #23, Office 1002
                           Santiago, Chile
                           Attn:  Ricardo Vilensky

or to such other address as either party may hereafter specify in writing as his or its own address to the other party.


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         8. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith.

         9. SEVERABILITY. Kyoto and Uniservice hereby agree and affirm that none of the above provisions is dependent on the validity of any other provision and invalidity as to any provision or any part thereof shall not affect any other provision.

         10. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida. Venue shall be Palm Beach County, Florida.

         11. COUNTERPART. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                       UNISERVICE CORPORATION


                                       By:  ____________________________________

                                       KYOTO:

                                       INVERSIONES E INMOBILIARIA
                                       KYOTO LIMITADA

                                       By: _____________________________________

                                       _________________________________________
                                       RICARDO VILENSKY

                                       KENTUCKY FOODS CHILE S.A.

                                       By: _____________________________________

                                       _________________________________________
                                       RICARDO VILENSKY, PRESIDENT


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